Sensient Technologies Corporation Earnings Release — Year ended December 31, 2004 February 15, 2005	Page 1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation
Reports Earnings for the Year Ended December 31, 2004

Annual Revenue Exceeds $1 Billion for First Time in Company History
Record Cash Flow of Over $125 Million

     MILWAUKEE—February 15, 2005 — Sensient Technologies Corporation (NYSE: SXT) announced today that revenue increased 6.1% to $1.047 billion for the year ended December 31, 2004, from $987.2 million reported for 2003. Diluted earnings per share for 2004 equaled $1.58. Diluted earnings per share in the prior year were $1.73 and included a special charge of $6.5 million ($4.7 million, or 10 cents, after tax) and a one-time benefit of $13.3 million ($8.2 million, or 17 cents, after tax) related to the elimination of the subsidy for certain post-retirement programs. Cash flows from operating activities in 2004 reached a record level of $125.7 million.

     Revenue for the fourth quarter ended December 31, 2004, increased 12.0% to $272.3 million, up from $243.1 million for the same period in 2003. Diluted earnings per share for the fourth quarter 2004 increased 2.5% to 41 cents compared to 40 cents for the prior year’s fourth quarter. Fourth quarter 2003 results included a special charge and a one-time benefit as described above. The fourth quarter results for 2003 and 2004 included tax benefits of approximately five cents per share for the settlement of prior years’ tax liabilities, the implementation of tax planning strategies and other adjustments. In addition, the fourth quarter of 2004 included a $3.0 million ($1.9 million, or four cents, after tax) charge related to the divestiture of a small flavor product line.

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Sensient Technologies Corporation Earnings Release — Year ended December 31, 2004 February 15, 2005	Page 2

     “In 2004, we achieved record revenue exceeding $1 billion and record cash flow,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.

     Sensient also reported today that its independent auditor, Deloitte & Touche, has identified control deficiencies that will prevent the auditor from issuing an unqualified report on the Company’s internal controls over financial reporting as of December 31, 2004. The deficiencies identified by Deloitte & Touche, which relate to documentation in the area of income taxes and in the accounting for a single receivable, did not result in any errors in the Company’s 2004 financial statements, and are not expected to prevent Deloitte & Touche from providing an unqualified opinion on Sensient’s 2004 financial statements.

     The items in question were identified by the Company’s internal control activities and the Company believes it has addressed the documentation questions identified by Deloitte & Touche. Sensient’s management is in the process of finalizing its evaluation of internal controls over financial reporting prior to the filing of its Form 10-K for the year ended December 31, 2004.

BUSINESS REVIEW

     Flavors & Fragrances Group revenue rose 5.7% to $628.8 million for the year ended December 31, 2004, compared to $594.7 million in the prior year. Full year operating income was $81.3 million compared to $83.8 million in 2003. Revenue for the fourth quarter of 2004 was up 6.2% to $160.9 million. Fourth quarter operating profit was $17.5 million compared to $19.9 million in the same period in the prior year.

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Sensient Technologies Corporation Earnings Release — Year ended December 31, 2004 February 15, 2005	Page 3

     Group revenue in 2004 benefited from favorable foreign exchange rates and growth in sales of traditional flavors in the North American market. Operating income was favorably impacted by foreign exchange rates and higher profitability from sales of traditional flavors in Europe and North America. The write-off of a receivable related to a previously divested product line reduced operating income in the fourth quarter of 2004 by $3.0 million.

     Color Group revenue increased 6.4% to $383.8 million for the year ended December 31, 2004, compared to $360.7 million for 2003. Operating income for 2004 was $68.0 million versus $71.6 million in the prior year. For the fourth quarter 2004, Color Group revenue increased 23.6% to $101.7 million. Quarterly operating profit was $17.6 million, up from $12.2 million in the prior year’s fourth quarter.

     Favorable foreign exchange rates and continued growth in the sale of cosmetic and pharmaceutical colors boosted annual Color Group revenue. Sales of North American food and beverage colors were lower during 2004, but showed improvement in the second half of the year. Results for the fourth quarter also reflect higher sales and profits from inkjet inks, primarily related to the winding up of a supply agreement with an original equipment manufacturer.

2005 OUTLOOK

For 2005, Sensient expects diluted earnings per share to be $1.65.

     “We are on track to achieve our cash flow and debt reduction objectives,” said Mr. Manning. “We expect our businesses to continue to strengthen in 2005.”

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Sensient Technologies Corporation Earnings Release — Year ended December 31, 2004 February 15, 2005	Page 4

CONFERENCE CALL

     The Company will host a conference call to discuss its 2004 financial results at 9:00 a.m. Central Standard Time (CST) on Tuesday, February 15, 2005. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

     A replay will be available beginning at 1:00 p.m. CST on February 15, 2005, through midnight on February 22, 2005, by calling (706) 645-9291 and referring to passcode 3924818. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended September 30, 2004. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

     www.sensient-tech.com

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Sensient Technologies Corporation
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
Revenue	$272,314	$243,061	12.0	$1,047,133	$987,209	6.1

Cost of products sold	192,101	172,684	11.2	734,596	677,414	8.4
Selling and administrative expenses	49,946	34,166	46.2	183,381	165,835	10.6
Special charges	—	6,476		—	6,476

Operating income	30,267	29,735	1.8	129,156	137,484	(6.1)
Interest expense	8,291	6,681		31,265	29,140

Earnings before income taxes	21,976	23,054	(4.7)	97,891	108,344	(9.6)
Income taxes	2,859	4,420		23,973	26,912

Net earnings	$19,117	$18,634	2.6	$73,918	$81,432	(9.2)

Earnings per share:
Basic	$0.41	$0.40	2.5	$1.59	$1.74	(8.6)

Diluted	$0.41	$0.40	2.5	$1.58	$1.73	(8.7)

Average common shares outstanding:
Basic	46,675	46,509	0.4	46,562	46,741	(0.4)

Diluted	47,094	46,733	0.8	46,877	47,041	(0.3)

Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
Revenue

Flavors & Fragrances	$160,910	$151,474	6.2	$628,791	$594,674	5.7
Color	101,696	82,291	23.6	383,798	360,677	6.4
Corporate & Other	19,427	17,484	11.1	71,445	66,278	7.8
Intersegment elimination	(9,719)	(8,188)		(36,901)	(34,420)

Consolidated	$272,314	$243,061	12.0	$1,047,133	$987,209	6.1

Operating Income

Flavors & Fragrances	$17,533	$19,878	(11.8)	$81,323	$83,756	(2.9)
Color	17,605	12,172	44.6	67,991	71,607	(5.0)
Corporate & Other	(4,871)	(2,315)		(20,158)	(17,879)

Consolidated	$30,267	$29,735	1.8	$129,156	$137,484	(6.1)

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Sensient Technologies Corporation
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets

December 31,	2004	2003
Current assets	$536,244	$536,730
Intangibles (net)	470,331	446,475
Property, plant and equipment (net)	415,651	391,798
Other assets	66,352	78,525

Total Assets	$1,488,578	$1,453,528

Current liabilities	$255,225	$282,420
Long-term debt	525,153	525,924
Accrued employee and retiree benefits	34,571	30,208
Other liabilities	14,931	34,858
Shareholders’ equity	658,698	580,118

Total Liabilities and Shareholders’ Equity	$1,488,578	$1,453,528

Consolidated Statements of Cash Flows
Twelve Months Ended December 31,	2004	2003
Net cash provided by operating activities	$125,732	$56,543

Cash flows from investing activities:
Acquisition of property, plant and equipment	(49,845)	(74,208)
Acquisition of businesses (net of cash acquired)	—	(19,307)
Proceeds from sale of assets	2,016	8,223
Decrease in other assets	3,065	112

Net cash used in investing activities	(44,764)	(85,180)

Cash flows from financing activities:
Proceeds from additional borrowings	199,760	121,761
Debt and capital lease payments	(259,420)	(52,044)
Purchase of treasury stock	—	(17,931)
Dividends paid	(28,096)	(28,154)
Proceeds from options exercised and other equity transactions	4,213	4,809

Net cash (used in) provided by financing activities	(83,543)	28,441

Effect of exchange rate changes on cash and cash equivalents	1,568	1,343

Net (decrease) increase in cash and cash equivalents	(1,007)	1,147
Cash and cash equivalents at beginning of period	3,250	2,103

Cash and cash equivalents at end of period	$2,243	$3,250

Supplemental Information
Twelve Months Ended December 31,	2004	2003
Depreciation and amortization	$46,243	$43,098

Dividends per share	$0.60	$0.59

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